                                                       Registration No. 333-____

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 2004
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                                 ACS-TECH 80 LTD
             (Exact name of registrant as specified in its charter)

                    ISRAEL                                    N/A
        (State or other jurisdiction of                 (I.R.S. Employer
        incorporation or organization)                 Identification No.)

                                  P.O. BOX 5668
                          MIGDAL HA'EMEK 10500, ISRAEL
               (Address of Principal Executive Offices) (Zip Code)

                           ACS 1997 STOCK OPTION PLAN
                           ACS 1998 STOCK OPTION PLAN
                    ACS - TECH 80 LTD 2001 STOCK OPTION PLAN
                            (Full title of the plan)


                  TECHNOLOGY 80 INC. (D/B/A ACS - TECH80 INC.)
                         14700 28TH AVE NORTH - SUITE 25
                             PLYMOUTH, MN 55447 USA
                                TEL: 763-559-7669
 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:

                             Gene Kleinhendler, Esq.
               Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
                               One Azrieli Center
                             Tel Aviv 67021, Israel

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE

============================= ================ ===================== ============================= ==================
                                 Amount to       Proposed Maximum
    Title of Securities             be            Offering Price     Proposed Maximum Aggregate       Amount of
      to be Registered         Registered(1)        per Share        Offering Price                 Registration Fee
----------------------------- ---------------- --------------------- ----------------------------- ------------------
 Ordinary Shares, par value
   NIS 0.01 per share (2)         53,266             $ 11.13                 $ 592,850.58               $75.11
----------------------------- ---------------- --------------------- ----------------------------- ------------------
 Ordinary Shares, par value       24,234              $ 6.17                 $ 149,523.80               $18.94
   NIS 0.01 per share (3)         10,000              $ 7.26                   $ 72,600                 $ 9.20
                                   2,000              $ 8.02                   $ 16,040                 $ 2.03
                                   3,500              $ 8.90                   $ 31,150                 $ 3.95
                                   1,000              $ 8.60                   $ 8,600                  $ 1.09
                                   2,000              $ 9.79                   $ 19,580                 $ 2.48
                                   4,000              $ 9.99                   $ 39,960                 $ 5.06
----------------------------- ---------------- --------------------- ----------------------------- ------------------
           Total                  100,000                                    $ 930,304.36               $ 118
============================= ================ ===================== ============================= ==================

(1) This registration statement covers an additional 100,000 ordinary shares of ACS-Tech 80 Ltd., par value 0.01 NIS per ordinary share, which may be issued upon the exercise of options which have been granted or may hereafter be granted under the ACS-Tech 80 Ltd. 2001 Stock Option Plan, as amended ("2001 Plan"). In addition, pursuant to Rule 416(b) under the Securities Act of 1933, this registration statement covers, in addition to the shares stated above, an indeterminate number of shares which may result from anti-dilution adjustments under the 2001 Plan.
(2) Calculated pursuant to Rule 457(c) and (h). These shares are issuable upon exercise of options that have not yet been granted under the 2001 Plan. The Proposed Maximum Offering Price Per Share is $11.13, which represents the average of the high and low prices per share of the Registrant's Ordinary Shares on the Nasdaq SmallCap Market on October 26, 2004.
(3) These shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee for shares issuable upon exercise of such options have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

        On February 22, 2001, ACS-Tech 80 Ltd. ("ACS" or the "Company" or "we" or "us") filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (File No. 333- 13198) (the "Prior Registration Statement") in order to register an aggregate of 785,000 ordinary shares of the Company, par value NIS 0.01 per share, that may be issued pursuant to the ACS 1997 Stock Option Plan, the ACS 1998 Stock Option Plan or the ACS-Tech 80 Ltd 2001 Stock Option Plan ("Plans"). On January 30, 2004, the shareholders of the Company voted to increase by 100,000 the number of ordinary shares that may be issued under the ACS-Tech 80 Ltd 2001 Stock Option Plan, as amended (the "2001 Plan").

        We are filing this registration statement to register an additional 100,000 ordinary shares of ACS that may be issued upon the exercise of options which have been granted or may hereafter be granted under the 2001 Plan. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except for Items 3 and 8 of the Prior Registration Statement, which are being updated by this Registration Statement.

        Under cover of this Registration Statement is also a reoffer prospectus prepared in accordance with Part I under Form F-3 under the Securities Act of 1933 and pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales made on a continuous or delayed basis in the future of up to an aggregate of 885,000 ordinary shares, which may constitute "control securities", and may be issued upon the exercise of options which have been granted or may hereafter be granted under the Plans to the selling stockholders identified in the prospectus or in a supplement to the prospectus.

         ---------------------------------------------------------------

                               REOFFER PROSPECTUS

                     ---------------------------------------

                                 ACS-TECH 80 LTD

                     ---------------------------------------

                             885,000 ORDINARY SHARES

        This reoffer prospectus relates to the resale of up to 885,000 ordinary shares of the Company, par value NIS 0.01 per share, that may from time to time be sold by the selling shareholders identified in this prospectus or in a supplement to this prospectus. The ordinary shares covered by this prospectus are issuable pursuant to the terms of the ACS 1997 Stock Option Plan, the ACS 1998 Stock Option Plan or the ACS-Tech 80 Ltd. 2001 Stock Option Plan ("the Plans").

        The prices at which a selling shareholder may sell his or her shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of the shares under this prospectus. All sales proceeds from such sale will be received by the selling shareholders. We will receive funds from the exercise of any options granted by us, which funds will be used for working capital. All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by individual selling shareholders will be borne by these selling shareholders.

        Our ordinary shares trade on Nasdaq SmallCap Market under the trading symbol " ACSEF". On October 26, 2004, the last sale price of our ordinary shares was $11.09.


                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

        You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This reoffer prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                The date of this Prospectus is October 28, 2004.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                           Page

CORPORATE INFORMATION........................................................7

THE COMPANY .................................................................7

RISK FACTORS.................................................................7

USE OF PROCEEDS..............................................................16

SELLING SHAREHOLDERS.........................................................16

PLAN OF DISTRIBUTION.........................................................17

OFFER AND LISTING DETAILS....................................................19

LEGAL MATTERS................................................................19

EXPERTS......................................................................19

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES...............................................20

AVAILABLE INFORMATION........................................................20

INCORPORATED DOCUMENTS BY REFERENCE..........................................20

                           FORWARD-LOOKING STATEMENTS

        Our disclosure in this reoffer prospectus (including documents incorporated by reference herein) contains "forward-looking statements." Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements. In particular, these statements include, among other things, statements relating to:

        o       our business strategy;

        o       the development of our products;

        o       our business prospects; and

        o       our liquidity.

        Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated, including those associated with global economic downturns and the cyclical nature of specific market segments that we target, as well as changes in Israeli economic and political conditions, hostilities between Israel and the Palestinian Authority, Israel's relationships with neighboring Arab countries, the availability of labor and other factors discussed under "Risk Factors". We make cautionary statements throughout this reoffer prospectus, including under "Risk Factors." All statements other than statements of historical facts included or incorporated by reference in this reoffer prospectus are forward-looking statements. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this reoffer prospectus, the materials referred to in this reoffer prospectus and the materials incorporated by reference into this reoffer prospectus. However, such cautionary statements should not be deemed to be all risks and uncertainties to which we are or may in the future be subject. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Furthermore, we operate in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond our control. Further information regarding these and other risks is described from time to time in our filings with the Securities and Exchange Commission.

        We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

        We undertake no obligation to update any of the forward-looking statements after the date of this reoffer prospectus.

                              CORPORATE INFORMATION

        Our principal executive offices are located at Ha'amada Avenue, Migdal Ha'Emek 10500, Israel and our telephone number is 972-4-654-6440.

                                   THE COMPANY

        ACS-Tech 80 Ltd was incorporated under the laws of the State of Israel on June 9, 1985. We are subject to the provisions of the Israeli Companies Law, 5759-1999.

        We develop, manufacture, and sell motion control products. Motion control products are products that are integrated into other equipment and machinery such as medical scanners, imaging systems, semi conductor manufacturing equipment, electronic testing and inspection stations, and printing machinery. The purpose of Motion Control products is to provide automated systems with the ability to move accurately, quickly, and in accordance with the needs of a specific application.

                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment in ACS-Tech 80 Ltd. The risks and uncertainties described below are not the only ones facing the Company, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

RICK FACTORS RELATED TO THE COMPANY

        WE HAVE FOUR CUSTOMERS THAT ARE RESPONSIBLE FOR A SUBSTANTIAL PORTION OF OUR REVENUES. THE LOSS OF ANY OF THESE CUSTOMERS OR A MATERIAL DECREASE IN THE QUANTITY OF SALES TO ANY OF THEM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND REVENUES.

        For the years ended December 31, 2003, 2002 and 2001, four customers represented approximately 52%, 43% and 35%, respectively, of our sales. For the year ended December 31, 2003 one customer accounted for 18% of our sales. We expect that we will continue to be dependent upon a limited number of customers for a significant portion of our revenues. We do not have long-term purchase contracts with our customers and our sales arrangements with them do not have minimum purchase requirements.

        The loss of any of these customers or a material decrease in the quantity of sales to any of them could have a material adverse effect on our results of operations and revenues.

        WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE WITH LARGER INTERNATIONAL COMPANIES; AS A SMALLER COMPANY WE MAY LACK THE OPERATIONS AND FINANCIAL, MARKETING, HUMAN, AND OTHER RESOURCES NEEDED TO MAINTAIN OR CAPTURE INCREASED MARKET SHARE; OUR REVENUES MAY DECREASE AS OUR COMPETITORS INTRODUCE EQUIVALENT PRODUCTS.

        The segment of the market in which we compete is characterized by a high degree of fragmentation. Companies concentrate their development and sales efforts on specific small market niches because many customers, especially OEMs, require high levels of support and technical expertise. Competition is primarily on the basis of cost, performance, capabilities, reliability, support, and safety. Many of our competitors are international companies with significantly larger operations and greater financial, marketing, human, and other resources than ours, which may give them competitive advantages, such as the ability to market their products in larger quantities and at lower prices than us. Our sales and our sale prices may decline significantly as our competitors introduce equivalent or superior products. Our overall profitability depends on our ability to continuously introduce new advanced products at competitive prices.

        We may not be able to introduce new advanced products on a timely basis. In addition, many of our competitors are moving their manufacturing facilities to countries where the cost of production is significantly lower than in Israel and the United States, where we produce most of our products thus decreasing their cost and thereby the sale price of their products.

        OUR ABILITY TO STAY COMPETITIVE AND OUR SUCCESS DEPENDS LARGELY ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE ADDITIONAL MOTION CONTROL PRODUCTS IN A TIMELY MANNER.

        Our ability to stay competitive and future results of operations depend, to a significant degree, upon our ability to successfully develop additional products and achieve increased market penetration. We must develop, test and manufacture products and prove that our products are competitive from both the technological and cost aspects. Our products must meet industry standards in the geographical regions in which we operate. The development and commercialization process of our products is both time-consuming and costly and involves business risks. Our future products, if and when fully developed and tested, may not perform as we expect or compete successfully with products developed by our competitors. Further, there can be no assurance that the cost of our future development efforts will not materially increase due to technological or other advancements.

        WE DEPEND ON KEY SUPPLIERS FOR THE SUPPLY OF ESSENTIAL COMPONENTS FOR OUR PRODUCTS.

        We depend on the supply of essential components in our motion control systems by suppliers who are the single source of supply of such items. Among such components are processors, servo processors, and other motion controller components. As we have no supply agreements with these companies, we cannot guaranty that such suppliers will continue to make such components, will continue to supply us with such components on favorable terms, or will supply such components to us at all, in the future. In any such event, our production capabilities could be materially adversely affected.

        THE DOLLAR COST OF OUR OPERATIONS IN ISRAEL WILL INCREASE TO THE EXTENT INCREASES IN THE RATE OF INFLATION IN ISRAEL ARE NOT OFFSET BY A DEVALUATION OF THE NIS IN RELATION TO THE U.S. DOLLAR, WHICH WOULD HARM OUR RESULTS OF OPERATIONS.

        Since a considerable portion of our expenses such as employees' salaries are linked to an extent to rate of inflation in Israel, the dollar cost of our operations is influenced by the extent any increase in the rate of inflation in Israel is or is not offset by the devaluation of the NIS in relation to the dollar. As a result, we are exposed to the risk that the NIS, after adjustment for inflation in Israel, will appreciate in relation to the dollar. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. In 2001 and 2002, the inflation adjusted NIS devalued against the dollar, which lowered the dollar cost of our Israeli operations. During 2003, however, the inflation adjusted NIS appreciated against the dollar, which raised the dollar cost of our Israeli operations. We cannot predict whether in the future the NIS will appreciate against the dollar or vice versa. Any increase in the rate of inflation in Israel, unless the increase is offset on a timely basis by a devaluation of the NIS in relation to the dollar, will increase labor and other costs, which will increase the dollar cost of our operations in Israel and harm our results of operations.

        WE MAY BE SUBJECT TO CURRENCY FLUCTUATION.

        The U.S. Dollar cost of our operations in Israel is influenced by the differential between the rate of inflation in Israel and any change in the value of the NIS in relation to the U.S. Dollar. Our U.S. Dollar costs will increase if this "gap" widens and the devaluation rate fails to keep pace with the rate of inflation in Israel, and conversely, we may benefit if the rate at which Israeli currency devalues against the U.S. Dollar exceeds the rate of inflation in Israel. In the years ending December 31, 2003, 2002, 2001, 2000 and 1999, the annual inflation rate in Israel as adjusted for the devaluation of the Israeli currency in relation to the U.S. Dollar was 5.7%, (0.8)%, (7.9)%, 2.7% and 1.5%, respectively. The closing representative exchange rate of the U.S. Dollar at the end of each such period, as reported by the Bank of Israel, was NIS 4.379, NIS 4.737, NIS 4.416, NIS 4.041 and NIS 4.153, respectively. As a result, we experienced increases in the U.S. Dollar costs of operations in Israel in 1999, 2000 and 2003, and decreases in 2001 and 2002. We cannot assure you that we will not be materially adversely affected if inflation in Israel exceeds the devaluation of the NIS against the U.S. Dollar or if the timing of such devaluation lags behind increases in inflation in Israel. We do not currently, and have no plans to, utilize currency hedging instruments, and we do not hold or issue derivative securities.

        OWNERSHIP OF OUR ORDINARY SHARES IS CONCENTRATED WHICH MAY DELAY, IMPEDE OR DISCOURAGE A TRANSACTION BENEFICIAL TO OUR SHAREHOLDERS.

        As of October 28, 2004, Ze'ev Kirshenboim, our President and Chief Executive Officer, beneficially owned (including any option granted, whether or not exercisable within 60 days) approximately 26.2% of our outstanding ordinary shares, and Jacob Engel, one of our directors and a brother-in-law to Mr. Kirshenboim, beneficially owned (including any option granted, whether or not exercisable within 60 days) approximately 19.7% of our outstanding ordinary shares. The concentration of our share ownership may:

        o       delay or prevent a change in control of the company;

        o impede a merger, consolidation, takeover, or other transaction involving the company; or

        o discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.

        OUR TECHNOLOGY AND DESIGNS ARE NOT PROTECTED BY PATENTS; THE SUCCESS OF OUR PRODUCTS DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEFEND OUR INTELLECTUAL PROPERTY RIGHTS; OUR TECHNOLOGY MAY BE FOUND TO INFRINGE UPON THE PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH COULD CAUSE US TO LOSE MARKET SHARE, LIMIT OUR GROWTH, REDUCE OUR PROFITABILITY, AND INCREASE OUR OPERATING EXPENSES.

        Our ability to compete effectively depends, and will depend, in large part, on our ability to maintain the proprietary nature of our products and technologies. We currently do not hold, have not filed for, and have no intention of filing for, patent protection in any country with respect to our proprietary technology. We depend on trade secret laws, copyright law, unfair competition law and upon the execution by our officers, directors, employees, consultants, and subcontractors of confidentiality agreements relating to the proprietary nature of our technology to protect our intellectual property.

        Confidentiality agreements do not, however, afford complete protection, and to the extent that these intellectual property and other laws do not adequately protect our technology, others may independently develop our know-how and information or otherwise design around the confidentiality agreements entered with us. Accordingly, we cannot assure you that we will be successful in deterring others from developing or marketing, legally or otherwise, competitive products utilizing our proprietary designs and technologies, which could cause us to lose market share, limit our growth, reduce our profitability, and increase our operating expenses.

        Furthermore, there can be no assurance that our technology will not be found to infringe upon the patents or other intellectual property rights of others. If we should be found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, our ability to utilize our technology could be materially restricted or prohibited. In such event we may be required to obtain licenses from such third parties or otherwise redesign our products so as not to utilize such intellectual property, each of which may be uneconomical or otherwise impossible. We cannot assure you that any license required under any such patents or proprietary rights could be obtained on terms acceptable to us, or at all.

        The trend toward litigation regarding patent and other intellectual property rights in the technology industry exposes us to litigation by third parties. Any litigation regarding patents or other intellectual property could be costly and time-consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks.

        REAL OR PERCEIVED FUTURE SALES OF OUR ORDINARY SHARES IN THE PUBLIC MARKET AND LOW TRADING VOLUME COULD CAUSE OUR SHARE PRICE TO SIGNIFICANTLY DECLINE, OR MAKE IT MORE DIFFICULT FOR US TO RAISE ADDITIONAL FUNDS.

        As of October 28, 2004 we have approximately 3.1 million ordinary shares outstanding. Approximately 43% of these shares are "restricted securities" or "controlled securities" available for resale, subject, however, to volume limitations under Rule 144.. Future sales of these shares, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares. In addition, we have experienced a low trading volume of our ordinary shares, and if one or a small number of parties buys or sells a large number of our ordinary shares, we may experience volatility in our share price and our share price may significantly decline. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares or other securities.

        OUR SHARE PRICE HAS FLUCTUATED IN THE PAST AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE.

        The market price of our ordinary shares has experienced significant fluctuations and may continue to fluctuate significantly. The market price of our ordinary shares may be significantly affected by factors such as the announcements of new products or product enhancements by us or our competitors, technological innovations by us or our competitors or quarterly variations in our results of operations. In addition, any statements or changes in estimates by analysts covering our shares or relating to the motion control systems industry could result in an immediate effect that may be adverse on the market price of our shares.

        Trading in shares of companies listed on the Nasdaq SmallCap in general, and trading in shares of technology companies in particular, has been subject to extreme price and volume fluctuations that have been unrelated or disproportionate to operating performance. These factors may depress the market price of our ordinary shares, regardless of our actual operating performance.

        Securities litigation has also often been brought against companies following periods of volatility in the market price of its securities. In the future, we may be the target of similar litigation that could result in substantial costs and diversion of our management's attention and resources.

        OUR BUSINESS DEPENDS ON OUR ABILITY TO RECRUIT AND RETAIN PROFESSIONAL PERSONNEL. IF WE ARE UNABLE TO ATTRACT AND RETAIN PERSONNEL WITH NECESSARY SKILLS WHEN NEEDED, OUR BUSINESS AND EXPANSION PLANS COULD BE MATERIALLY ADVERSELY AFFECTED.

        Our ability to attract and retain highly skilled personnel is critical to our operations and expansion, especially our research and development and marketing capabilities. We face competition for such personnel from other companies and organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we do. Due to the high level of mobility in our industry, we cannot assure you that we will be able to continue to retain key personnel. If we are unable to attract and retain personnel with necessary skills when needed, our business and expansion plans could be materially adversely affected.

        BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON SHARES OF OUR ORDINARY SHARES IN THE FORESEEABLE FUTURE, OUR SHAREHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

        We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them, and then only if sold for a profit.

RISKS FACTORS RELATED TO THE INDUSTRY

        ECONOMIC DOWNTURNS AND CYCLICAL NATURE OF SPECIFIC MARKET SEGMENTS THAT WE TARGET COULD RESULT IN SIGNIFICANT DECREASE IN SALES.

        Our products are intended for specific industries, such as the industries for semiconductors, electronics, testing and assembly, advanced printing systems and advanced medical systems and devices. A slowdown in certain geographical regions such as Western Europe, the Far East and the United States, or in certain industries, such as the electronic and semiconductors industries, could have a material adverse effect on our operations and financial results. The manufacturing of motion control systems for the semiconductor and electronic industry is our most significant field of activity, amounting to approximately 50% of our sales. This industry is highly volatile and unpredictable, and we are subject to the industry's business cycles, the timing, length and volatility of which are difficult to predict. For example, our revenues declined by 52% from U.S $16.5 million in 2000 to U.S. $7.9 million in 2002 due to the downturn experienced by the semiconductor and electronics industries at that time.

        TECHNOLOGICAL ADVANCES MAY HINDER OUR GROWTH AND RESULT IN DECREASED SALES.

        The motion control industry is characterized by rapid and significant technological change. Our ability to compete successfully depends, and will continue to depend, in large part, on our ability to maintain a technically competent staff, to maintain rigorous quality control procedures, and to adapt to technological changes and advances in the motion control industry. We cannot assure you that we will be able to maintain such staff or keep pace with the technological demands of the marketplace. In the event that we are unable to maintain such staff or otherwise keep pace with the technological demands of the marketplace, we might lose market share, and our prospects and sales could be materially adversely affected.

        BECAUSE WE OPERATE IN INTERNATIONAL MARKETS, WE ARE SUBJECT TO ADDITIONAL RISKS.

        We currently sell our products in a number of countries and we are considering entering additional geographic markets, such as the Chinese market.

        Our business is subject to risks, which often characterize international markets, including:

        o       potentially weak protection of intellectual property rights;

        o       economic and political instability;

        o       import or export licensing requirements;

        o       trade restrictions;

        o       difficulties in collecting accounts receivable;

        o       longer payment cycles;

        o       unexpected changes in regulatory requirements and tariffs;

        o seasonal reductions in business activities in some parts of the world; such as during the summer months in Europe;

        o       fluctuations in exchange rates; and

        o       potentially adverse tax consequences.

RISKS FACTORS RELATED TO OUR LOCATION

        WE RECEIVE TAX BENEFITS FROM THE STATE OF ISRAEL THAT MAY BE REDUCED OR ELIMINATED IN THE FUTURE. THE TERMINATION OR REDUCTION OF THE TAX BENEFITS, PARTICULARLY BENEFITS AVAILABLE TO US AS A RESULT OF THE APPROVED ENTERPRISE STATUS OF OUR FACILITY IN ISRAEL, WOULD INCREASE OUR EFFECTIVE TAX RATE.

        Our investment program at our manufacturing facility in Migdal Ha'emek, Israel has been granted approved enterprise status by the State of Israel and we are therefore eligible for tax benefits under the Israeli Law for Encouragement of Capital Investments. By virtue of our approved enterprise status, a portion of our income is tax-exempt. From time to time, the government of Israel has discussed reducing or eliminating the tax benefits available to approved enterprise programs such as ours. The Law for Encouragement of Capital Investments, 1959, has been extended until October 31, 2004. Accordingly, requests for new programs or expansions that are not approved by October 31, 2004 will not confer any tax benefits, unless the term of the law will be extended. We cannot assure you that these tax benefits will be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, particularly benefits available to us as a result of the Approved Enterprise status of some of our facility in Israel, the amount of taxes that we pay would likely increase, which in the aggregate, could have a material adverse effect on our net income. In addition, our approved enterprise status imposes certain requirements on us, such as the location of our manufacturing facility and the location of certain subcontractors. If we do not meet these requirements, the law permits the authorities to cancel the tax benefits retroactively.

        THE GOVERNMENT GRANTS WE HAVE RECEIVED FOR RESEARCH AND DEVELOPMENT EXPENDITURES LIMIT OUR ABILITY TO MANUFACTURE PRODUCTS AND TRANSFER TECHNOLOGIES OUTSIDE OF ISRAEL AND REQUIRE US TO SATISFY SPECIFIED CONDITIONS. IF WE FAIL TO SATISFY THESE CONDITIONS, WE MAY BE REQUIRED TO REFUND GRANTS PREVIOUSLY RECEIVED TOGETHER WITH INTEREST AND PENALTIES.

        From 1988 to 2003, we received grants totaling approximately $3.5 million from the government of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade for the financing of portion of our research and development expenditures. The terms of the Chief Scientist grants prohibit us from manufacturing products or transferring technologies developed using these grants outside of Israel without special approvals. Even if we receive approval to manufacture the Chief Scientist supported products outside of Israel, we would be required to pay an increased total amount of royalties, which may be up to 300% of the grant amount plus interest, depending on the manufacturing volume that is performed outside of Israel.

This restriction may impair our ability to outsource manufacturing or engage in similar arrangement for those products or technologies. In addition, we are prohibited from transferring to third parties in Israel the technology developed with these grants without the prior approval of a governmental committee, and we are prohibited from transferring such technology to third parties outside Israel.

        If we fail to comply with any of the conditions imposed by the Office of the Chief Scientist, we may be required to refund any grants previously received together with interest and penalties. In recent years, the government of Israel has accelerated the rate of repayment of Chief Scientist grants from 3% to 3.5% and may further accelerate them in the future.

        In February 2004, we received a letter from the Office of the Chief Scientist (OCS), which stated that the royalties paid to the OCS should be computed on sales of all of our products, not only on sales of products that we claim that were developed with OCS support. In an additional letter, dated September 2004, the OCS states that we owe the OCS royalties in the amount of approximately $820,000. Based on an analysis conducted by our legal counsel on the matter, we believe that we do not owe any additional royalties to the OCS and, if in fact any amounts are owed, the amount owed is substantially less than that claimed by the OCS. We have approached the OCS in order to settle the matter. We have not recorded a provision in respect of the above amount in our financial statements.

        PROVISIONS OF ISRAELI LAW COULD DELAY, PREVENT OR MAKE DIFFICULT A CHANGE OF CONTROL, AND THEREFORE DEPRESS THE PRICE OF OUR SHARES.

        Provisions of Israeli law may delay, prevent or make an acquisition of all or a significant portion of our shares or assets undesirable. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions.

        These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

        SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS ON OUR OFFICERS AND DIRECTORS MAY BE IMPOSSIBLE.

        We are incorporated in Israel. The majority of our executive officers and directors are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States.

        Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Israeli court against us or any of these persons or to effect service of process upon these persons in the United States.

        Additionally, it may difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. Even if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a matter of fact which can be a time-consuming and costly process.

        Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above.

        OUR FINANCIAL RESULTS ARE SENSITIVE TO ECONOMIC CONDITIONS IN ISRAEL.

        Inflation in Israel and devaluations of the NIS impact our financial results. Although Israel has substantially reduced the rates of inflation and devaluation in recent years we could experience losses due to inflation or devaluation. If inflation rates in Israel increase again and hurt Israel's economy as a whole, our operations and financial condition could be negatively impacted. In addition, Israel has in recent years undergone a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate.

        WE MAY BE DIRECTLY AFFECTED BY LESS THAN STABLE POLITICAL AND MILITARY CONDITIONS IN ISRAEL. ANY HOSTILITIES INVOLVING ISRAEL OR THREATENING ISRAEL, OR THE INTERRUPTION OR CURTAILMENT OF TRADE BETWEEN ISRAEL AND ITS PRESENT TRADING PARTNERS, COULD ADVERSELY AFFECT OUR OPERATIONS.

        We are incorporated under the laws of the State of Israel and our principal offices and manufacturing and research and development facilities are located in Israel. Accordingly, we are directly affected by economic, political and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, and have led to security and economic problems for Israel. Since October 2000, there has been a substantial escalation in hostilities between Israel and the Palestinians, including numerous suicide bombings of Israeli civilians, leading to violent armed clashes, usually in the territories controlled by the Palestinian Authority. These clashes have led to a halt in the peace talks between Israel and the Palestinians and have also led to the severance of Israel's ties with certain Arab nations. The hostility between Israel and Arab countries and the Palestinians has in the past resulted in a boycott of Israeli firms and products by certain countries and commercial entities. Due to the recent escalations and international criticism of Israel's actions towards the Palestinians, mostly from European countries, certain organizations in several European countries have called for a boycott of products by Israeli manufacturers. Accordingly, our operations could be materially adversely affected by the continuation of terrorism and hostilities involving Israel or if trade relations between Israel and its present trading partners should be curtailed.

        OUR RESULTS OF OPERATIONS COULD BE NEGATIVELY AFFECTED BY THE OBLIGATIONS OF OUR PERSONNEL TO PERFORM MILITARY SERVICE.

        All male adult citizens under the age of approximately 48, unless exempt, are obligated to perform military service duty annually for a period of up to approximately 36 days.

        Additionally, they can be called to active duty at any time under emergency circumstances. Should the hostilities in the region continue to escalate, some of our officers and employees could be called to substantial active military duty, possibly resulting in delays in shipments to customers and other adverse impacts on our business and operations which we can not currently assess.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders to others. All sales proceeds from such sale will be received by the selling shareholders. We will receive funds from the exercise of any options granted by us, which funds will be used for working capital.

                              SELLING SHAREHOLDERS

        The ordinary shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholders identified in this prospectus or in a supplement to this prospectus. All of these shares may be acquired by the selling shareholders pursuant to exercises of options for ordinary shares previously granted to the selling shareholders under the Plans.

        The table below sets forth with respect to the selling shareholders identified in this prospectus, based upon information available to us as of October 28, 2004, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this reoffer prospectus and the number and percent of outstanding shares of ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares. Since the selling shareholders may sell all, some or none of their ordinary shares, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of the selling shareholder upon completion of the offering to which this reoffer prospectus relates. The selling shareholders may offer the ordinary shares for sale from time to time. See "Plan of Distribution."

        Unless otherwise described below, to our knowledge, no selling shareholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. The address of each selling shareholder listed below is P.O. Box 5668, Migdal Ha'Emek, 10500, Israel.

        We may, from time to time, amend this table (by means of a supplement to the prospectus) in order to name additional offices and directors as selling stockholders and/ or reflect changes in the number of shares of ordinary shares underlying unexercised options granted to named persons under the plans.


                                                  ORDINARY     ORDINARY SHARES     NUMBER OF     PERCENTAGE OF
                                                   SHARES      COVERED BY THIS      ORDINARY      OUTSTANDING
      NAME OF SELLING                           BENEFICIALLY       REOFFER        SHARES OWNED    SHARES OWNED
        SHAREHOLDER            POSITION           OWNED(1)       PROSPECTUS        AFTER SALE    AFTER SALE(2)
        -----------            --------           --------       -----------       ----------    -------------
Ze'ev Kirshenboim             President,          835,190           53,720          781,470          24.5%
(3)                           Chief
                              Executive
                              Officer, Chief
                              Financial
                              Officer, and
                              Director
----------------------------------------------------------------------------------------------------------------
Jacob Engel                   Chairman of         607,246            5,000          602,240          19.5%
                              the Board of
                              Directors
----------------------------------------------------------------------------------------------------------------
Ilana Kirshenboim(4)          Vice President       21,190           19,750            1,440          0.05%
                              of Human
                              Resources
                              and Corporate
                              Secretary
----------------------------------------------------------------------------------------------------------------
Dorit Ringelstein             Director and         18,500           18,500                0            0%
                              Vice President
                              of Finance
----------------------------------------------------------------------------------------------------------------
Shmuel Olek                   Director              1,000            1,000                0            0%

----------------------------------------------------------------------------------------------------------------
Dror Marom                    Chief                40,600           40,600                0            0%
                              Operating
                              Officer and
                              Vice President
                              of Sales and
                              Marketing
----------------------------------------------------------------------------------------------------------------
Alexander Chrichoff           Chief                22,940           22,940                0            0%
                              Technology
                              Officer
----------------------------------------------------------------------------------------------------------------
Yonat Granot                  Operations            4,000            4,000                0            0%
                              Manager
----------------------------------------------------------------------------------------------------------------

(1) Includes options to purchase ordinary shares, whether or not exercisable within 60 days.
(2) Based on 3,076,147 Ordinary Shares outstanding as of October 28, 2004, and any options granted to such selling shareholder, whether or not exercisable within 60 days.
(3)  Includes ordinary shares beneficially owned by Mr. Kirshenboim's spouse.
(4)  Mr. Kirshenboim's spouse.


                              PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, donees, assignees or transferees may sell any or all of the ordinary shares for value at any time or from time to time under this reoffer prospectus in one or more transactions on the Nasdaq SmallCap Market or any stock exchange, market or trading facility on which the ordinary shares are traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o       privately negotiated transactions;

        o       underwritten offerings;

        o       short sales;

        o agreements by the broker-dealer and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

        o       a combination of any such methods of sale; or

        o       any other method permitted by applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

        Unless otherwise prohibited, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling shareholders. The selling shareholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling shareholders sell shares short, they may redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling shareholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling shareholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

        The selling shareholders and any broker-dealers that participate in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the ordinary shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

        There is no assurance that the selling shareholders will sell all or any portion of the ordinary shares offered under this reoffer prospectus.

                            OFFER AND LISTING DETAILS

        The high and low sales prices for our ordinary shares as reported on the Nasdaq SmallCap Market during the Third Quarter of and the month of October 2004 are set forth below. Other information regarding the market price of our ordinary shares is located in our Form 20-F for the year ended December 31, 2003 filed with the SEC on July 15, 2004.

                           2004
                           ----
                                                         HIGH          LOW
                                                         ----          ---

        Third Quarter................................   12.59         8.67

        October (through October 26, 2004)...........   12.25         8.75

        On October 26, 2004, the closing price of our Ordinary Share as quoted on Nasdaq SmallCap Market was $11.09.

                                  LEGAL MATTERS

        The validity of the ordinary shares being offered by this reoffer prospectus will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel.

                                     EXPERTS

        Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2003, as set forth in their report which is incorporated by reference in this reoffer prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on such firm's report given on their authority as experts in accounting and auditing.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                              AVAILABLE INFORMATION

        We have filed a registration statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

        We are subject to the informational requirements of the Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Commission. The reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies may be obtained (at prescribed rates) at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

        The following documents previously filed by us with the Commission are incorporated in this Prospectus by reference:

        (1) Our Annual Report, Form 20-F, as filed with the Commission on July 15, 2004;

        (2) Our Current Reports on Form 6-K as filed with the Commission since July 15, 2004; and

        (3) The description of our ordinary shares contained in the registration statement under the Exchange Act on Form F-1 dated September 24, 1997, and including any subsequent amendment or report filed for the purpose of updating such description.

        All reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold are incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and documents.

        Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Prospectus is delivered upon a written or oral request to ACS-Tech 80 Ltd. at Ha'amada Avenue, Migdal Ha'Emek 10500, Israel and our telephone number is 972-4-654-6440.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by us with the Commission are incorporated herein by reference as of their respective dates:

        (1) Our Annual Report, Form 20-F, as filed with the Commission on July 15, 2004 ("Annual Report on Form 20-F");

        (2) Our Current Reports on Form 6-K as filed with the Commission since July 15, 2004;

        (3) The description of our ordinary shares contained in the registration statement under the Exchange Act on Form F-1 dated September 24, 1997; and

        (4) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.


ITEM 8. EXHIBITS.

        The following exhibits are filed herewith:

        Exhibit No.     Description
        -----------     -----------

        4.1 Memorandum of Association (incorporated herein by reference to Exhibit 3.1 to our Registration Statement (Registration No. 333-6810) on Form F-1, as amended, declared effective on September 24, 1997).

        4.2 Amended Articles of Association (incorporated herein by reference to Exhibit 3.2 to our Registration Statement (Registration No. 333-6810) on Form F-1, as amended, declared effective on September 24, 1997).

        4.3 Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.2 to our Registration Statement (Registration No. 333-6810) on Form F-1, as amended, declared effective on September 24, 1997).

        4.4 ACS-Tech 80 Ltd. 1997 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.4 to our Registration Statement (Registration No. 333-6810) on Form F-1, filed on September 24, 1997).

        4.5 ACS 1998 Stock Option Plan (incorporated herein by reference to Exhibit 10.4(a) to our Registration Statement (Registration No. 333-13198) on Form S-8, filed on February 22, 2001).

        4.6             ACS - Tech 80 Ltd. 2001 Stock Option Plan, as amended.

        5.1 Opinion of Chet Sarid Gruber, Attorneys-at-Law with respect to the legality of the ordinary shares being registered.

        23.1 (a) Consent of Kost Forer Gabbay & Kasierer - A member of Ernst & Young Global.

        23.1 (b)        Consent of Lurie Besikof Lapidus & Company, LLP.

        23.1 (c)        Consent of Somekh Chaikin - A Member Firm of KPMG
                        International.

        23.2 Consent of Chet Sarid Gruber, Attorneys-at-Law (contained in the opinion filed as Exhibit 5.1 (b) to this Registration Statement).

        24.1            Powers of Attorney (included on the signature page).

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ACS-Tech 80 Ltd, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Ha'Emek, State of Israel, on October 28, 2004.

                                                 ACS-TECH 80 LTD.


                                        By:      /s/ Ze'ev Kirshenboim
                                                 -------------------------------
                                                 Ze'ev Kirshenboim
                                                 President
                                                 Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ze'ev Kirshenboim his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         Signature                                  Title                                    Date
 /s/ Ze'ev Kirshenboim            President, Chief Executive Officer and Chief         October 28, 2004
 -------------------------        Financial Officer (principal executive officer
 Ze'ev Kirshenboim                and principal financial and accounting
                                  officer) and Director


 /s/ Jacob Engel                  Chairman of the Board of Directors                   October 28, 2004
 -------------------------
 Jacob Engel


 /s/ Shmuel Olek                  Director                                             October 28, 2004
 -------------------------
 Shmuel Olek

 /s/ Dorit Ringelstein            Director and Vice President of Finance               October 28, 2004
 -------------------------
 Dorit Ringelstein


 /s/ Eli Dayan                    Director                                             October 28, 2004
 -------------------------
 Eli Dagan


 /s/ Ze'ev Ritman                 Director                                             October 28, 2004
 -------------------------
 Ze'ev Ritman


Authorized Representative in the United States:

TECHNOLOGY 80 INC. (D/B/A ACS - TECH80 INC.)

By: /s/ Ze'ev Kirshenboim                                     October 28, 2004
       ------------------
    Ze'ev Kirshenboim, President